PHARMACEUTICAL RESOURCES, INC. ACQUIRES FINETECH LTD. FOR $32 MILLION WITH 25 PH.D.S, FINETECH TO PROVIDE IMMEDIATE CAPABILITIES IN DRUG DEVELOPMENT

SPRING VALLEY, N.Y., April 19 /PRNewswire-FirstCall/ -- Pharmaceutical Resources, Inc. (PRI) (NYSE: PRX - NEWS) today announced that it had acquired FineTech Ltd. from International Specialty Products (ISP) for $32 million. FineTech Ltd., based in Haifa, Israel, specializes in the design and manufacture of proprietary synthetic chemical processes used in the production of complex organic compounds for the pharmaceutical industry. FineTech will be operated as an independent, wholly owned subsidiary of PRI and will provide immediate chemical synthesis capabilities and strategic opportunities to PRI and other customers. PRI, a holding company, develops, manufactures and distributes generic pharmaceutical products through its wholly owned subsidiary, Par Pharmaceutical.

"PRI's recently announced collaboration with Rhodes Technologies fits hand-in-hand with the acquisition of FineTech," said Kenneth I. Sawyer, chairman, president and chief executive officer. "PRI now has the capability to develop synthetic molecules at FineTech, produce commercial quantities of the chemical at Rhodes, and formulate and manufacture the final dosage form at its Par manufacturing facility in New York. With an impressive technology base, PRI has the resources necessary to successfully identify and develop promising new products well into the future." Rhodes Technologies, Inc. (RTI) is an associated company of Purdue Pharma L.P. PRI announced the establishment of a joint venture partnership with RTI earlier this month.

PRI has acquired the physical facilities, the intellectual property and patents of FineTech and has retained all FineTech employees. With more than 40 employees, including 25 Ph.D.s, FineTech conducts proprietary research and development activities in the area of synthetic molecules and provides forensic analytical services to the pharmaceutical industry. It also manufactures complex synthetic active pharmaceutical ingredients for companies in the branded and generic pharmaceutical industries at its state-of-the-art manufacturing facility in Haifa, Israel. This facility operates in compliance with U.S. Food and Drug Administration current good manufacturing practices (cGMP) standards. FineTech achieved revenues of approximately $6 million in 2001 and its customers include some of the world's leading pharmaceutical companies.

PRI has transferred a portion of FineTech's personnel and technological resources to a laboratory facility in Rhode Island. The remaining physical assets in Haifa are valued at less than $2 million. A parallel research program has been established in Rhode Island and will immediately be staffed with FineTech employees.

The acquisition was financed by cash-on-hand and is not expected to have a material effect on earnings in 2002. PRI's remaining cash-on-hand totals approximately $30 million and the Company has no material level of debt.


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"The acquisition of FineTech represents an exciting opportunity for Par and enhances our business in several ways," said Scott Tarriff, president and chief executive officer of Par Pharmaceutical. "First, it provides a technology platform to develop first-to-file and other unique drugs with longer life-cycles. Second, it provides Par with the opportunity to develop synergies with its various strategic partners. Ultimately, Par's objective is to coordinate its in-house and in-licensed competencies to create a sustained flow of new specialty generic and specialty pharmaceutical products. As a leading customer of FineTech's, Par will immediately begin collaboration to identify future product opportunities."


"We at RTI have had a long and productive relationship with FineTech," said Robert Kupper, Ph.D., vice president research and development, Rhodes Technologies, Inc. "Now, through our new venture with PRI, we look forward to successfully combining FineTech's scientific expertise with our development and manufacturing capabilities."

"My colleagues and I are very excited to be part of the PRI family and look forward to the opportunities and challenges that await us," said Arie L. Gutman, Ph.D., president of FineTech. "We expect that our demonstrated ability to develop novel complex synthetic molecules will make us a very productive and highly valued contributor to the PRI team." Following the acquisition, Dr. Gutman, the founder of FineTech Ltd., will become president and chief executive officer of the acquired business. He also was nominated to PRI's board of directors. Dr. Gutman has entered into a five-year employment agreement with the Company.

PRI has enjoyed a long-standing relationship with FineTech for more than seven years. Two of PRI's six potential first-to-file products, flecainide and latanoprost, result from the Company's prior work with FineTech. Flecainide acetate is the generic form of Tambocor(R) and latanoprost ophthalmic solution 0.005% is the generic form of Xalatan(R). PRI believes that flecainide and latanoprost are first-to-file product opportunities and may entitle the Company up to 180 days of marketing exclusivity following approval by the U.S. Food and Drug Administration. In addition, PRI and FineTech are currently collaborating on three additional products. Abbreviated New Drug Applications have already been submitted for two of these products.

The Company will hold a conference call next Thursday, April 25th, to discuss the FineTech acquisition and first-quarter earnings. Additional details will be provided in a subsequent press release.

PRI's wholly owned primary operating subsidiary, Par Pharmaceutical, Inc., located in Spring Valley, New York, manufactures and distributes 128 products representing various dosage strengths of 55 drugs. For press release and other Company information, visit our website at HTTP://WWW.PARPHARM.COM.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including those concerning management's expectations with respect to future events or future financial performance. Any such statements that refer to PRI's anticipated future results, product performance, or other non-historical facts are forward-looking and reflect PRI's current perspective of existing trends and information. These statements involve risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, the uncertainty associated with complex litigation, including the eventual outcome and litigation costs and expenses incurred along the way, the success of PRI's product development activities, and the timeliness with which regulatory authorizations and product introductions may be achieved, market acceptance of PRI's products, the availability of raw materials on commercially reasonable terms, successful compliance with extensive, costly, complex, and evolving governmental regulations and restrictions, exposure to product liability, and other risks and uncertainties detailed in PRI's filings with the Securities and Exchange Commission, such as the Company's Form 10-K, Form 10-Q, and Form 8-K reports.